EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Second Quarter 2009 Results

NEW YORK, JULY 23, 2009 - Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the second quarter of 2009 decreased 24.0% to $233.4 million from $307.0 million in the second quarter of 2008. Omnicom’s diluted net income per common share in the second quarter of 2009 decreased 21.1% to $0.75 per share from $0.95 per share in the second quarter of 2008.

Worldwide revenue decreased 17.4% to $2,870.7 million from $3,476.9 million in the second quarter of 2008. Domestic revenue for the second quarter of 2009 decreased 12.9% to $1,524.5 million compared to $1,751.3 million in the second quarter of 2008. International revenue decreased 22.0% to $1,346.2 million compared to $1,725.6 million in the second quarter of 2008.

Omnicom’s net income for the six months ended June 30, 2009 decreased 22.8% to $397.9 million from $515.6 million in the same period in 2008. Omnicom’s diluted net income per common share for the six months ended June 30, 2009 decreased 20.1% to $1.27 per share in 2009 from $1.59 per share in the same period in 2008.

Worldwide revenue for the six months ended June 30, 2009 decreased 15.8% to $5,617.3 million from $6,672.3 million in the same period in 2008. Domestic revenue for the six months ended June 30, 2009 decreased 10.4% to $3,056.7 million from $3,412.5 million in the same period in 2008. International revenue for the six months ended June 30, 2009 decreased 21.4% to $2,560.6 million from $3,259.8 million in the same period in 2008.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended June 30,	2009	2008
Revenue	$2,870.7	$3,476.9
Operating expenses	2,472.6	2,960.1

Operating profit	398.1	516.8
Net interest expense	21.9	18.7

Income before income taxes	376.2	498.1
Income tax expense	129.7	167.2
Income from equity method investments	7.3	11.0

Net Income	253.8	341.9
Less: Net income attributed to noncontrolling interests (a)	(20.4)	(34.9)

Net income - Omnicom Group Inc. (a)	$233.4	$307.0

Net income per common share - Omnicom Group Inc. (b)
Basic	$0.75	$0.96
Diluted	$0.75	$0.95
Weighted average shares (in millions) (b)
Basic	308.1	317.5
Diluted	308.6	319.6
Dividend declared per common share	$0.15	$0.15

(a)	On January 1, 2009, we adopted SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. In accordance with the presentation requirements of SFAS 160, we have reclassified the amounts reported as minority interest expense in 2008 as noncontrolling interests to be consistent with the 2009 presentation.

(b)	On January 1, 2009, we adopted FSP EITF 03-6-1, Determining Whether Instruments Granted in Share- Based Payment Transactions Are Participating Securities. Our unvested restricted stock awards pay dividends and therefore qualify as participating securities. In accordance with EITF 03-6-1, Net income, for the purposes of the basic and diluted net income per common share for the three months ended June 30, 2009 and 2008, is reduced by $2.6 million and $3.1 million, respectively for a presumed hypothetical distribution of earnings to the holders of the unvested restricted stock. Additionally, the unvested restricted shares are excluded from the calculation of diluted net income per common share because their inclusion would have been anti-dilutive. The above information reflects the effect of the adoption on Earnings per Share, as if we had adopted EITF 03-6-1 at the beginning of the period and the 2008 amounts have been adjusted as required by EITF 03-6-1.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Six Months Ended June 30,	2009	2008
Revenue	$5,617.3	$6,672.3
Operating expenses	4,936.8	5,804.7

Operating profit	680.5	867.6
Net interest expense	43.3	29.7

Income before income taxes	637.2	837.9
Income tax expense	218.4	282.4
Income from equity method investments	13.2	19.1

Net Income	432.0	574.6
Less: Net income attributed to noncontrolling interests (a)	(34.1)	(59.0)

Net income - Omnicom Group Inc. (a)	$397.9	$515.6

Net income per common share - Omnicom Group Inc. (b)
Basic	$1.28	$1.60
Diluted	$1.27	$1.59
Weighted average shares (in millions) (b)
Basic	307.8	317.9
Diluted	308.5	319.8
Dividend declared per common share	$0.30	$0.30

(a)	On January 1, 2009, we adopted SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. In accordance with the presentation requirements of SFAS 160, we have reclassified the amounts reported as minority interest expense in 2008 as noncontrolling interests to be consistent with the 2009 presentation.

(b)	On January 1, 2009, we adopted FSP EITF 03-6-1, Determining Whether Instruments Granted in Share- Based Payment Transactions Are Participating Securities. Our unvested restricted stock awards pay dividends and therefore qualify as participating securities. In accordance with EITF 03-6-1, Net income, for the purposes of the basic and diluted net income per common share for the six months ended June 30, 2009 and 2008, is reduced by $4.8 million and $5.7 million, respectively for a presumed hypothetical distribution of earnings to the holders of the unvested restricted stock. Additionally, the unvested restricted shares are excluded from the calculation of diluted net income per common share because their inclusion would have been anti-dilutive. The above information reflects the effect of the adoption on Earnings per Share, as if we had adopted EITF 03-6-1 at the beginning of the period and the 2008 amounts have been adjusted as required by EITF 03-6-1.